MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH NATURAL RESOURCES FOCUS FUND

SERIES # 9

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/12/01	FMC Technologies	$148,000	$221,000,000	First Boston
11/02/01	Pogo Producing	$56,100	$156,459,432	Goldman Sachs
12/06/01	Aluminum Corp of China	$91,988	$412,072,983	Morgan Stanley
		$	$
		$	$